Exhibit 99(a)(1)(A)

CĪON INVESTMENT CORPORATION

OFFER TO PURCHASE SHARES OF COMMON STOCK FOR CASH
AT A PURCHASE PRICE EQUAL TO
THE ESTIMATED NET ASSET VALUE PER SHARE AS OF OCTOBER 4, 2017

LETTER OF TRANSMITTAL MUST BE RECEIVED BY
CĪON INVESTMENT CORPORATION ON OR BEFORE SEPTEMBER 29, 2017

THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
SEPTEMBER 29, 2017, UNLESS THE OFFER IS EXTENDED.

To the Shareholders of CĪON Investment Corporation:

CĪON Investment Corporation (the "Company," "we" or "us"), a Maryland corporation that is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the "1940 Act"), is offering to purchase up to 3,973,163.12 shares of our issued and outstanding common stock, par value $0.001 per share (the "Shares") (which number represents 3.75% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2016). The purpose of this Offer (as defined below) is to provide shareholders with a measure of liquidity, because there is otherwise no public market for the Shares. See Section 2 below. The Offer is for cash at a price equal to the estimated net asset value per Share determined as of October 4, 2017 (the "Purchase Price"). The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). As an example of the calculation of the Purchase Price, the estimated net asset value per Share on August 16, 2017, the date of the Company's most recent closing, was $9.16. The Purchase Price for Shares in this Offer may be higher or lower than this amount. The Offer will expire at 5:00 P.M., Eastern Time, on September 29, 2017 (the "Expiration Date"), unless extended. See Section 14 below.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 3 BELOW.

IMPORTANT INFORMATION

Shareholders who desire to tender their Shares should either: (i) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal; or (ii) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf.  Shareholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf.  Tendering shareholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Company reserves the absolute right to reject tenders determined not to be in appropriate form, subject to the rights of tendering shareholders to challenge the Company’s determination in a court of competent jurisdiction.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS (THE "BOARD") OR CION INVESTMENT MANAGEMENT, LLC, THE COMPANY’S INVESTMENT ADVISER (“CIM”), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD OR CIM AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD OR CIM. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is August 18, 2017.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

SUMMARY TERM SHEET

(Section references are to this Offer to Purchase)

This Summary Term Sheet highlights the material information concerning this Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

What is the Offer?

•
We are offering to purchase up to 3,973,163.12 Shares (which number represents 3.75% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2016). The Offer is for cash at a price equal to the estimated net asset value per Share determined as of October 4, 2017 (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. As an example of the calculation of the Purchase Price, the estimated net asset value per Share on August 16, 2017, the date of the Company's most recent closing, was $9.16. The Purchase Price for Shares in this Offer may be higher or lower than this amount. See Section 1 below.

Why is the Company making the tender offer?

•
The Offer is designed to provide a measure of liquidity to holders of Shares, for which there is otherwise no current public market. We intend to make quarterly repurchase offers for our Shares prior to the occurrence of a liquidity event, if any. See Section 2 below.

When will the Offer expire, and may the Offer be extended?

•
The Offer will expire at 5:00 P.M., Eastern Time, on September 29, 2017, unless extended. The Company may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer otherwise would have expired. See Section 14 below.

What is the most recent estimated net asset value per Share?

•	On August 16, 2017, the date of our most recent closing, the estimated net asset value per Share was $9.16.

Are there conditions to the Offer?

•
Yes. You must tender at least 25% of the Shares you purchased in the Company’s continuous offering.  If you choose to tender only a portion of your Shares, you generally must maintain a minimum balance of $5,000 worth of Shares following the tender of Shares for repurchase. If the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we will repurchase Shares on a pro rata basis. See Section 1 and Section 3 below for a more complete description of the conditions to the Offer.

How do I tender my Shares?

•
If your Shares are registered in your name, you should obtain the Offer, which consists of the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto, read the materials, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Company at the address listed on page 8 of this Offer to Purchase, in proper form, before 5:00 P.M., Eastern Time, on September 29, 2017 (unless the Offer is extended by the Company, in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Company by 5:00 P.M., Eastern Time, on September 29, 2017 (or if the Offer is extended, the expiration date as extended). See Section 4 below.

Is there any cost to me to tender?

•	There is no cost charged by the Company in connection with this Offer. Your broker, dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies.

May I withdraw my Shares after I have tendered them and, if so, by when?

•
Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by requesting a Notice of Withdrawal from the Company and submitting it to the Company at the address listed on page 8 of this Offer to Purchase. In addition, you may withdraw your tendered Shares any time beginning on
October 17, 2017 (which is 40 business days after the commencement of the Offer) if they have not been accepted for payment by that date. See Section 5 below.

How do I withdraw tendered Shares?

•
A Notice of Withdrawal of tendered Shares must be timely received by the Company, which specifies the name of the shareholder who tendered the Shares, the number of Shares being withdrawn and other information. A Notice of Withdrawal is available upon request by contacting the Company at (800) 343-3736. See Section 5 below.

May I place any conditions on my tender of Shares?

•	No.

Is there a limit on the number of Shares I may tender?

•
No. However, we are limiting the aggregate number of Shares to be repurchased from all shareholders to 3,973,163.12 Shares (which number represents 3.75% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2016). In addition, a shareholder who tenders some but not all of his or her Shares for repurchase generally will be required to maintain a minimum balance of $5,000 worth of Shares following a tender of Shares for repurchase. See Section 1 below.

What if more than the amount of Shares offered for repurchase are tendered (and not timely withdrawn)?

•
The Company will purchase duly tendered Shares from tendering shareholders pursuant to the terms and conditions of the Offer on a pro rata basis in accordance with the number of Shares tendered by each shareholder (and not timely withdrawn). See Section 1 below.

If I decide not to tender, how will the Offer affect the Shares I hold?

•	Your percentage ownership interest in the Company will increase after completion of the Offer. See Section 10 below.

Does the Company have the financial resources to make payment for Shares accepted in the Offer?

•	Yes. See Section 7 below.

If Shares I tender are accepted by the Company, when will payment be made?

•	Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.

Is my sale of Shares in the Offer a taxable transaction?

•
For most shareholders, yes. We anticipate that U.S. Shareholders (as defined in Section 4), other than those who are tax-exempt, who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date the Company accepts Shares for purchase. See Section 13 below for details, including the possibility of other tax treatment. Section 13 also discusses the treatment of Non-U.S. Shareholders (as defined in Section 4). Shareholders are urged to consult their own tax advisor to determine the particular tax consequences to him or her of the Offer.

Is the Company required to complete the Offer and purchase all Shares tendered, assuming the total Shares tendered are less than the total Shares offered?

•	Under most circumstances, yes. There are certain circumstances, however, in which the Company will not be required to purchase any Shares tendered, as described in Section 3 below.

Is there any reason Shares tendered would not be accepted?

•
In addition to those circumstances described in Section 3 in which the Company is not required to accept tendered Shares, the Company has reserved the right to reject any and all tenders determined by it not to be in appropriate form, subject to the rights of tendering shareholders to challenge the Company’s determination in a court of competent jurisdiction. For example, tenders will be rejected if the tender does not include original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

•	Properly tendered Shares will be accepted for payment by the Company promptly following expiration of the Offer. See Section 6 below.

What action need I take if I decide not to tender my Shares?

•	None.

Does management encourage shareholders to participate in the Offer, and will they participate in the Offer?

•
No. None of the Company, the Board or CIM is making any recommendation to tender or not to tender Shares in the Offer. Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person. See Section 9 below.

How do I obtain information?

•
Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to the Company at its website (http://www.cioninvestments.com/investor-resources/electronic-delivery-materials/) or at (800) 343-3736. If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The properly completed Letter of Transmittal should be sent to the Company at the following address:

For delivery by regular mail:	For delivery by registered, certified or express mail, by overnight courier or by personal delivery:

CĪON Investment Corporation	CĪON Investment Corporation
c/o DST Systems, Inc.	c/o DST Systems, Inc.
P.O. Box 219476	430 West 7th Street
Kansas City, MO 64121-9476	Kansas City, MO 64105

1. Purchase Price; Number of Shares; Expiration Date.

The Company, a Maryland corporation that is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, is offering to purchase up to 3,973,163.12 Shares (which number represents 3.75% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2016). The purpose of the Offer is to provide shareholders with a measure of liquidity, because there is otherwise no public market for the Shares. See Section 2 below. The Offer is for cash at a price equal to the estimated net asset value per Share determined as of October 4, 2017. The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. As an example of the calculation of the Purchase Price, the estimated net asset value per Share on August 16, 2017, the date of the Company's most recent closing, was $9.16. The Purchase Price for Shares in this Offer may be higher or lower than this amount. You will not receive interest on the Purchase Price under any circumstances.

If you wish to tender your Shares for repurchase, you must tender at least 25% of the Shares you purchased in the Company’s continuous offering. If you choose to tender only a portion of your Shares, you generally must maintain a minimum balance of $5,000 worth of Shares following a tender of Shares for repurchase. If more than the number of Shares offered for repurchase are duly tendered pursuant to the Offer (and not withdrawn, as provided in Section 5 below), we will repurchase Shares on a pro rata basis, in accordance with the number of Shares duly tendered by or on behalf of each shareholder (and not so withdrawn). As a result, we may repurchase less than the full amount of Shares that you tender for repurchase. To the extent you seek to tender all of the Shares that you own and we repurchase less than the full amount of Shares that you request to have repurchased, you may maintain a balance of Shares of less than $5,000 following such share repurchase.

As of August 17, 2017, there were approximately 112,968,669 Shares issued and outstanding, and there were 22,570 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held Shares in nominee name on behalf of multiple beneficial owners.

The Offer will remain open until 5:00 P.M., Eastern Time, on September 29, 2017, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term "Expiration Date" will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten (10) business days.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through midnight, Eastern Time.

In the judgment of the Board, including the independent directors, the Offer is in the best interests of our shareholders and does not violate applicable law. However, none of the Company, the Board or CIM is making any recommendation to tender or not to tender Shares in the Offer. Under the Maryland General Corporation Law, a Maryland corporation may not make a distribution to shareholders, including pursuant to our share repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock.

The Board also considered the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares and under what terms:

•	the effect of such repurchases on our qualification as a regulated investment company (“RIC”) (including the consequences of any necessary asset sales);

•	the liquidity of our assets (including fees and costs associated with disposing of assets);

•	our investment plans and working capital requirements;

•	the relative economies of scale with respect to our size;

•	our history in repurchasing Shares or portions thereof; and

•	the condition of the securities markets.

The Board has approved this Offer. The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and shareholders should consult with their personal advisors if they have questions about their financial or tax situations. As a result, we are not expressing any opinion as to whether a shareholder should accept or reject this Offer.

2. Purpose of the Offer; Plans or Proposals of the Company.

The purpose of the Offer is to provide a measure of liquidity to our shareholders because there is otherwise no public market for the Shares. This intention is a recognition of the fact that our Shares are not listed on a national securities exchange and have limited liquidity prior to the occurrence of a “liquidity event,” which may include, among other things, (i) a listing of our Shares on a national securities exchange, (ii) the sale of all or substantially all of our assets either on a complete portfolio basis or individually followed by a liquidation or (iii) a merger or another transaction approved by our Board in which our shareholders likely will receive cash or shares of a publicly-traded company.

In this regard, prior to the occurrence of a liquidity event, if any, we intend to make quarterly offers to repurchase Shares pursuant to written tenders by our shareholders.  Although the decision whether to repurchase Shares is at the Board’s sole discretion, we announced our intention to limit the number of Shares to be repurchased during any calendar year to the number of Shares we can repurchase with the proceeds we receive from the sale of Shares under our distribution reinvestment plan, as amended and restated. At the discretion of the Board, we may also use cash on hand, cash available from borrowings and cash from liquidation of securities investments as of the end of the applicable period to repurchase Shares. In addition, we further intend to limit the number of Shares to be repurchased in any calendar year to not more than 15% of the weighted average number of Shares outstanding in the prior calendar year, or not more than 3.75% in each calendar quarter, though the actual number of Shares that we offer to repurchase may be less in light of the limitations noted above.

Except as previously disclosed by us, we do not have any present plans or proposals and are not engaged in any negotiations that relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) other than in connection with transactions in the ordinary course of the Company's operations, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company's present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the composition of the Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer (however, the Board and management continually evaluate the size and composition of the Board and search for qualified candidates for membership on the Board); (v) any other material change in the Company's corporate structure or business, including any plans or proposals to make any changes in the Company's investment policy for which a vote would be required by Section 13 of the 1940 Act; (vi) any class of the Company's equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a registered national securities association; (vii) any class of the Company's equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (viii) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act; (ix) other than in connection with transactions in the ordinary course of the Company's operations, the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (x) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

3. Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer or otherwise materially adversely affects the Company, (ii) declaration of a banking moratorium by federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country which is material to the Company, (iii) limitation which affects the Company or the issuers of its portfolio securities imposed by federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies or (iv) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Company or its shareholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction.

We reserve the right at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.

4. Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal (or, if your Shares are held in street name, instruct the firm holding such Shares to do the same on your behalf) to us at:

For delivery by regular mail:	For delivery by registered, certified or express mail, by overnight courier or by personal delivery:

CĪON Investment Corporation	CĪON Investment Corporation
c/o DST Systems, Inc.	c/o DST Systems, Inc.
P.O. Box 219476	430 West 7th Street
Kansas City, MO 64121-9476	Kansas City, MO 64105

The Letter of Transmittal must be received by us at the address above before 5:00 P.M., Eastern Time, on the Expiration Date.

a. Proper Tender of Shares and Method of Delivery. For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before 5:00 P.M., Eastern Time, on the Expiration Date. These materials may be sent via mail, courier or personal delivery. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Shareholders have the responsibility to cause their Shares to be tendered in the event they determine to tender their Shares, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

b. Determination of Validity.All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction.

NONE OF THE COMPANY, THE BOARD, CIM OR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

c. United States Federal Income Tax Withholding.To prevent the imposition of U.S. federal backup withholding tax on the gross payments made pursuant to the Offer, prior to receiving such payments, each shareholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Shareholders, as defined below) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E ("Form W-8BEN-E"), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”) or other applicable form (for Non-U.S. Shareholders, as defined below), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable income tax treaty rate) on the gross proceeds payable to tendering Non-U.S. Shareholders.

A “U.S. Shareholder” is, in general, a beneficial owner of our common stock who is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation or other entity treated as a corporation, for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) a trust, if a court in the U.S. has primary supervision over its administration and one or more U.S. persons (as defined for U.S. federal income tax purposes) have the authority to control all decisions of the trust, or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source. A “Non-U.S. Shareholder” generally is a beneficial owner (other than a partnership or other entity classified as a partnership under U.S. federal income tax principles and its partners, members or owners) of the Company’s common stock that is not a U.S. Shareholder.

5. Withdrawal Rights.

At any time prior to 5:00 P.M., Eastern Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time beginning on October 17, 2017 (which is 40 business days after the commencement of the Offer), any shareholder may withdraw any number of the Shares that the shareholder has tendered.

To be effective, a written Notice of Withdrawal of Shares tendered must be timely received by us via mail, courier or personal delivery at the address listed on page 8 of this Offer to Purchase. Any Notice of Withdrawal must specify the name(s) of the person having tendered the Shares to be withdrawn and the number of Shares to be withdrawn. A Notice of Withdrawal is available upon request by contacting the Company at (800) 343-3736.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 5:00 P.M., Eastern Time, on the Expiration Date.

6. Payment for Shares.

Our acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offer. We will have accepted for payment Shares validly submitted for purchase and not withdrawn when we give oral or written notice to DST Systems, Inc., our transfer agent (the “Transfer Agent”), of our acceptance for payment of such Shares pursuant to the Offer. You will not receive interest on the Purchase Price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (i) a Letter of Transmittal properly completed and bearing original signature(s) and any required signature guarantee(s) and (ii) any other documents required by the Letter of Transmittal. Shareholders may be charged a fee by a broker, dealer or other institution for processing the tender request. We will pay any transfer taxes payable on the transfer of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder(s) or such other person(s)) payable on account of the transfer to such person of such Shares will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. We may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.

Any tendering shareholder or other payee who has not previously submitted a correct, completed and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other appropriate form, as necessary, and who fails to complete fully and sign either the Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI) and provide such properly completed form to us may be subject to federal backup withholding on the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable income tax treaty rate) on the gross proceeds payable to tendering Non-U.S. Shareholders.

7. Source and Amount of Funds.

The total cost to us of purchasing the maximum number of Shares subject to repurchase pursuant to the Offer, assuming a Purchase Price of $9.16 per Share based upon the most recent estimated net asset value per Share as of August 16, 2017, would be $36,402,120.51. As discussed in Section 1, we are limiting the aggregate number of Shares to be repurchased to 3,973,163.12 Shares (which number represents 3.75% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2016).  The actual number of Shares to be repurchased, the actual Purchase Price, and therefore our total cost of purchasing Shares pursuant to the Offer, is not determinable at this time. We intend to use cash on hand to fund the purchase of Shares validly tendered and not withdrawn in the Offer.

8. Financial Statements.

Financial statements have not been included herein because the consideration offered to shareholders consists solely of cash; the Offer is not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act and files its reports electronically on the EDGAR system.

Information about the Company and reports filed with the Securities and Exchange Commission (the “SEC”) can be viewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information about the Public Reference Room’s operations may be obtained by calling the SEC at (202) 551-8090. Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549.

9. Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

As of the date hereof, there are no persons that are beneficial owners of 5% or more of our outstanding Shares, as determined in accordance with Rule 13d-3 under the Exchange Act.

The directors and executive officers of the Company and the aggregate number and percentage of Shares each of them beneficially owned as of August 17, 2017 are set forth in the table below. The address of each of them is c/o CĪON Investment Corporation, 3 Park Avenue, 36th Floor, New York, NY 10016, telephone: (212) 418-4700.

Summary of Ownership by Executive Officers and Directors

The following table sets forth, as of August 17, 2017, information with respect to the beneficial ownership of our Shares by:

•	each of our directors and each executive officer; and

•	all of our directors and executive officers as a group.

Name	Number of Shares	Percentage(1)
Directors and Executive Officers:(2)
Interested Directors
Mark Gatto(3)	55,611.1	*
Michael A. Reisner(3)	55,611.1	*
Joseph Glatt	None	None
Independent Directors
Robert A. Breakstone	None	None
Peter I. Finlay	None	None
Aron I. Schwartz	None	None
Earl V. Hedin(4)	7,701.75	*
Executive Officers
Gregg A. Bresner	None	None
Keith S. Franz	None	None
Stephen Roman	None	None
All directors and executive officers as a group (10 persons)(2)	118,923.95	*
_______________________

*Less than 1%

(1)  Based on a total of 112,968,669 Shares issued and outstanding as of August 17, 2017.

(2) None of our directors or executive officers is a direct beneficial owner of our common stock. The address of each of our directors or executive officers is c/o CĪON Investment Corporation, 3 Park Avenue, 36th Floor, New York, NY 10016.

(3) CION Investment Group, LLC (formerly, ICON Investment Group, LLC) (“CIG”), of which CIM is a subsidiary, is the record holder of 111,222.2 Shares. Messrs. Gatto and Reisner control CIG and, as a result, may be deemed to be the indirect beneficial owners of the Shares held by CIG. Messrs. Gatto and Reisner disclaim beneficial ownership of the Shares held by CIG except to the extent of their respective pecuniary interest therein.

(4) The Hudson Partners Group Incentive Savings Trust (the "Trust") is the record holder of these Shares. Mr. Hedin is the indirect beneficial owner with sole voting and investment power with respect to the Shares held by the Trust.

During the sixty days prior to August 17, 2017, we have issued an aggregate of approximately 602,000 Shares at an average price per Share of $10.10 for gross proceeds of approximately $6.1 million in closings that occurred on June 21, 2017, June 28, 2017, July 5, 2017, July 12, 2017, July 19, 2017, July 26, 2017, August 2, 2017, August 9, 2017 and August16, 2017. The number of Shares sold during this period includes an aggregate of approximately 665,000 Shares sold pursuant to our distribution reinvestment plan, as amended and restated. Except for transactions pursuant to the distribution reinvestment plan, as amended and restated, based upon our records and upon information provided to us, there have not been any other transactions in Shares that were effected during such period by any of our directors or executive officers, any person controlling the Company, any director or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or director of any subsidiary of the Company. Neither we nor, to the best of our knowledge, any of the above-mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.
10. Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of shareholders who do not tender Shares. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding Shares and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued Shares.

11. Certain Information about the Company.

We are an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the 1940 Act. We have elected to be treated for federal income tax purposes, and intend to qualify annually, as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). We are managed by CIM, a registered investment adviser and affiliate of the Company. CIM oversees the management of our activities and is responsible for making investment decisions for our portfolio.

Our investment objective is to generate current income and, to a lesser extent, capital appreciation for investors.  We seek to meet our investment objective by utilizing the experienced management team of CIM, which includes its access to the relationships and human capital of Apollo Global Management, LLC (together with its subsidiaries, "Apollo"), a leading global alternative investment manager, Apollo Investment Management, L.P. ("AIM"), a subsidiary of Apollo, CIG and ICON Capital, LLC, in sourcing, evaluating and structuring transactions. We anticipate that our portfolio will be comprised primarily of investments in senior secured debt, including first lien loans, second lien loans and unitranche loans, and, to a lesser extent, collateralized securities, structured products and other similar securities, unsecured debt, including corporate bonds and long-term subordinated loans, referred to as mezzanine loans, and equity, of private and thinly traded U.S. middle-market companies. We define middle-market companies as companies that generally possess annual EBITDA of $50 million or less, with experienced management teams, significant free cash flow, strong competitive positions and potential for growth.

Our principal office is located at 3 Park Avenue, 36th Floor, New York, NY 10016 and our telephone number is (212) 418-4700.

12. Additional Information.

Information concerning our business, including our background, strategy, business, investment portfolio, competition and personnel, as well as our financial information, is included in:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 16, 2017;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, as filed with the SEC on May 15, 2017;
•	our Quarterly Report on Form 10-Q for the three months ended June 30, 2017, as filed with the SEC on August 11, 2017; and
•	our Issuer Tender Offer Statement on Schedule TO, as filed with the SEC on August 18, 2017.

 Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer and the Expiration Date. You may inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

13. Certain United States Federal Income Tax Consequences.

The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could occur on a retroactive basis. This summary addresses only Shares held as capital assets. This summary does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances. In addition, this summary does not address (i) any state, local or non-U.S. tax considerations that may be relevant to a shareholder’s decision to tender Shares pursuant to the Offer; or (ii) any tax consequences to partnerships or entities classified as partnerships for U.S. federal income tax purposes (or their partners, members or owners) tendering Shares pursuant to the Offer. Shareholders should consult their own tax advisors regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state and local tax laws. See Section 4.c. “Procedures for Tendering Shares—United States Federal Income Tax Withholding” above.

a. U.S. Shareholders.The sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a taxable distribution. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (i) results in a “complete termination” of the shareholder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the shareholder or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, a shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The ability to deduct capital losses is limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a U.S. Shareholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Company pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, for purposes of special rules related to regulated investment companies, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any "capital gains dividends" (as defined in Section 852(b)(3)(C) of the Code) received by the U.S Shareholder (or amounts credited to the U.S. Shareholder as undistributed capital gains) with respect to such Shares.

If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a U.S. Shareholder who sells Shares pursuant to the Offer will be taxable to the U.S. Shareholder as a taxable distribution. Such distribution will be treated as a "dividend" to the extent of such U.S. Shareholder’s allocable share of the Company’s current or accumulated earnings and profits. Provided certain holding period requirements and other conditions are satisfied, non-corporate U.S. Shareholders may be eligible for preferential rates on dividend income and corporate U.S. Shareholders may be eligible for a dividends received deduction with respect to dividend income. Corporate U.S. Shareholders will also be subject to the "extraordinary dividend" provisions of Section 1059 of the Code. The excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the U.S. Shareholder’s tax basis in the Shares sold pursuant to the Offer). If the U.S. Shareholder's tax basis in its Shares is reduced to zero, then any amounts received in excess of the U.S. Shareholder’s tax basis in such case will be taxable as capital gains realized on a "sale or exchange" (as described above). If the amounts received by a tendering U.S. Shareholder are treated as a “dividend,” the tax basis in the Shares tendered to the Company will be transferred to any remaining Shares held by such shareholder. No loss will be recognized by a U.S. Shareholder if its sale of Shares pursuant to the Offer is treated as a dividend under Section 302 of the Code.

In addition, if a tender of Shares is treated as a “dividend” to a tendering U.S. Shareholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a U.S. Shareholder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. U.S. Shareholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.

Moreover, if the Offer is oversubscribed, proration of tenders in the Offer will cause us to accept fewer Shares than are tendered. We cannot predict whether or the extent to which the Offer will be oversubscribed. This could affect a U.S. Shareholder's ability to satisfy one of the tests set forth in Section 302(b). In any event, no assurance can be given that a U.S. Shareholder will be able to determine in advance whether its disposition of Shares pursuant to the Offer will be treated as a "sale or exchange" under Section 302 of the Code.

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from a fund and net gains from redemptions or other taxable dispositions of fund shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.  U.S. Shareholders should consult their tax advisors regarding the applicability of the Medicare tax to their sale of Shares pursuant to the Offer.

The Company may be required to withhold a portion of the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer unless the U.S. Shareholder has completed and submitted to the Company a Form W-9 providing the U.S. Shareholder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Shareholder is exempt from backup withholding, (ii) the U.S. Shareholder has not been notified by the IRS that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. A Form W-9 is included with the Letter of Transmittal.

b. Non-U.S. Shareholders.The U.S. federal income taxation of a Non-U.S. Shareholder on a sale of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Shareholder (and if an income tax treaty applies, on whether the Non-U.S. Shareholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a "sale or exchange" or as a taxable distribution by the Company, as discussed above for U.S. Shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Shareholder does not maintain a U.S. permanent establishment) and if it gives rise to "sale or exchange" treatment, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. federal income tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 183 days during the taxable year of the sale.

If Non-U.S. Shareholders are deemed, for the reasons described above in respect of U.S. Shareholders, to receive a taxable distribution treated as a "dividend" from the Company with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder. Because we cannot predict whether gross proceeds received by any particular Non-U.S. Shareholder will be subject to "dividend" treatment, the transfer agent generally will treat the cash received by a Non-U.S. Shareholder participating in the Offer as a dividend distribution. Accordingly, the transfer agent generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Shareholder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under an applicable income tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-U.S. Shareholder within the U.S. and (ii) the shareholder so certifies on the appropriate IRS Form W-8. If the amount realized on the tender of Shares by a Non-U.S. Shareholder is effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Shareholder (and, if an income tax treaty applies, the Non-U.S. Shareholder maintains a U.S. permanent establishment), the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Shareholder. In order to obtain an exemption from withholding on the grounds that the amount realized on the tender of Shares is effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Shareholder must deliver to the transfer agent a properly completed and executed IRS Form W-8ECI (or suitable successor or substitute form). In order to obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Shareholder must deliver to the transfer agent before the payment a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable successor or substitute form) appropriately evidencing a claim of income tax treaty benefits. If tax is withheld, a Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-U.S. Shareholder satisfies one of the tests set forth in Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of U.S. federal income tax withholding.

Any amounts treated as dividends received by a corporate Non-U.S. Shareholder that are effectively connected with a U.S. trade or business in which the corporate shareholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Shareholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable income tax treaty rate.

Non-U.S. Shareholders should provide the Company with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other applicable form in order to avoid backup withholding as described in Section 4.c above.
.
Under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") and applicable U.S. Treasury regulations promulgated thereunder, U.S. federal withholding tax generally will be imposed at a rate of 30% on amounts treated as "dividends" paid to a tendering shareholder that is a foreign financial institution or a non-financial foreign entity unless such foreign financial institution or non-financial foreign entity provides to the applicable withholding agent an applicable IRS Form W-8 demonstrating that FATCA withholding is not required. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described above.  Non-US Shareholders are urged to consult their own tax advisors to determine the effect, if any, of FATCA on their participation in the Offer.

The tax discussion set forth above is included for general information only. Each shareholder is urged to consult such shareholder’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and non-U.S. tax laws.

14. Amendments; Extension of Tender Period; Termination.

We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).

We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer otherwise would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

15. Forward Looking Statements; Miscellaneous.

This Offer may include forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this Offer may include statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of the investments that we expect to make;

•	the ability of our portfolio companies to achieve their objectives;

•	our current and expected financings and investments;

•	the adequacy of our cash resources, financing sources and working capital;

•	the use of borrowed money to finance a portion of our investments;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	our contractual arrangements and relationships with third parties;

•	the actual and potential conflicts of interest with CIM and Apollo and their respective affiliates;

•	the ability of CIM and AIM to locate suitable investments for us and the ability of CIM to monitor and administer our investments;

•	the ability of CIM and AIM and their respective affiliates to attract and retain highly talented professionals;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the effects of a changing interest rate environment;
•	our ability to source favorable private investments;
•	our tax status;

•	the effect of changes to tax legislation and our tax position;

•	the tax status of the companies in which we invest; and

•	the timing and amount of distributions and dividends from the companies in which we invest.

In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Offer involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in the “Risk Factors” section of our prospectus dated April 28, 2017 (as supplemented from time to time) and our other reports filed with the SEC. Other factors that could cause actual results to differ materially include:

•	changes in the economy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and

•	future changes in laws or regulations and conditions in our operating areas.

We have based the forward-looking statements included in this Offer on information available to us on the date of this Offer. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to review any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements contained in this Offer are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

August 18, 2017	CĪON INVESTMENT CORPORATION